Exhibit 10.17

INVESTOR RELATIONS AGREEMENT

This Agreement made as of October 1, 2008.

BETWEEN:

GEOVIC MINING CORP., a public company having a business office at 743 Horizon Court, Suite 300 A,

Grand Junction, CO USA 81506-8717

(the “Company”)

AND:

VANGUARD SHAREHOLDER SOLUTIONS INC., a company incorporated under the laws of British

Columbia having a business office at Suite 1205, 1095 West Pender Street, Vancouver, BC, Canada V6E

2M6

(the “Contractor”)

WHEREAS:

A. The Company wishes to retain the Contractor to assist with its investor relations and the Contractor has agreed to assist with the investor relations of the Company in accordance with the terms of this agreement (the “Agreement”);

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and the payment of $10.00 from each party to the other, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Appointment and Authority of the Contractor

1.1	Appointment of the Contractor

The Company appoints the Contractor to perform the services for the benefit of the Company hereinafter set forth, and the Company authorizes the Contractor to exercise the powers provided under this Agreement. The Contractor accepts this appointment on the terms and conditions herein set forth.

1.2	Independent Contractor

In performing the services hereunder, the Contractor shall be an independent contractor and not an employee or agent of the Company, except that the Contractor shall be the agent of the Company solely in circumstances where the Contractor must be the agent to carry out its obligations as set forth in this Agreement. Nothing in this Agreement shall be deemed to require the Contractor to provide its services exclusively to the Company and the Contractor hereby acknowledges that the Company is not required and shall not be required to make any remittances and payments required of employers by statute on the Contractor’s behalf and the Contractor shall not be entitled to the fringe benefits provided by the Company to its employees.

2.	Duties of the Contractor

2.1	General

The Contractor shall:

(a)	assist with the investor relations of the Company pursuant to the terms and conditions of this Agreement;

(b)	implement or cause to be implemented decisions of the Company at the instruction of the Company;

(c)

at all times, be subject to the direction of the Company and shall keep the Company informed as to all matters concerning its activities including a copy of any materials to be distributed prior to their use;

(d)	meet the performance standards that may be reasonably prescribed by the Company from time to time; and

(e)

subject always to the general or specific instructions and directions of the Chief Executive Officer, the Vice President of Investor Relations or the board of directors (the “Directors”) of the Company, have full power and authority to provide investor relations services on behalf of the Company except in respect of such matters and duties as by law must be transacted or performed by the board of directors or senior officers of the Company.

2.2	The Contractor’s Activities

The Contractor shall:

(a)	conform to all lawful instructions and directions from time to time given to them by the Chief Executive Officer and Director of the Company;

(b)	devote sufficient time and attention to the business and affairs of the Company as is required to fulfill its obligations hereunder;

(c)	provide detailed objectives, budget and action plan, at the request of the Company;

(d)	assist with co-ordinating and disseminating news and information of the Company to the public and to the shareholders of the Company;

(e)	initiate and maintain contact with brokers and brokerage houses to provide them with the publicly available news of the Company;

(f)	do all such acts and things as may be required to foster a positive reputation of the Company and its securities in the market place;

(g)

notify the Company of any major inquiry, complaint or request made by the general public or any regulatory authority and deliver to the Company copies of any supporting papers received in connection with such inquiry, complaint and request;

(h)

perform any other services or functions reasonably required by the Company and within the general scope of the Contractor’s duties as set forth in this Agreement and otherwise operate and manage the promotional activities of the Company in accordance with and as limited by this Agreement and applicable laws and regulatory requirements;

(i)

perform all other functions relating to investor relation activities of the Company as may be customary and usual for the exclusive expert investor relation services of a company of the size and nature of the Company, in accordance and as limited by this Agreement;

(j)	well and faithfully serve the Company and use its best efforts to promote the interests of the Company; and

(k)	refrain from acting in any manner contrary to the best interests of the Company or contrary to applicable laws and regulatory requirements,

provided that at all times the Contractor shall comply with regulatory requirements and guidelines respecting the conduct of its activities. Without limiting the generality of the foregoing the Contractor represents and warrants to the Company that it is familiar with applicable securities laws relating to disclosure standards and the TSX Disclosure Guidelines, including Electronic Communications Guidelines.

2.3	Dissemination of Information

The Contractor shall not disseminate or spread false or misleading information relating to the Company to any person. The Contractor shall disseminate any news and information which is specifically authorized in writing by the Company. No act or omission by the Company shall act to waive the requirements of this Section 2.3.

2.4	Authority of the Contractor

The Company hereby authorizes the Contractor, subject to the other provisions of this Agreement, to do all acts and things as the Contractor may in its discretion deem necessary or desirable to enable the Contractor to carry out its obligations hereunder.

2.5	Limitations and Restrictions

The Contractor shall not be entitled to enter into any commitment, contractual or other agreement, binding upon, or pledge the credit of, the Company without the express prior written consent of the Chief Executive Officer or the Directors.

2.6	Impossibility of Performance

If the performance of any duty of the Contractor set forth in this Agreement is beyond the reasonable control of the Contractor, the Contractor shall nonetheless be obliged to use reasonably commercial efforts to perform such duty and to notify the Company that the performance of such duty is beyond its reasonable control.

3.	Company’s Agreements

3.1	Compensation of the Contractor

As compensation for the services rendered by the Contractor pursuant to this Agreement, the Company shall pay to the Contractor a fee of CAD$12,500 per month payable on the first business day of each of the months during the term of this Agreement. The Contractor shall be granted 350,000 stock options from the Company on the Effective Date at an exercise price equal to higher of: (a) the closing share price of the Company on the TSX on the trading day before the Effective Date of this Agreement, or (b) Cdn$ 0.80. The options will be subject to vesting in accordance with the following schedule: 25% on the Effective Date and an additional 25% each four (4) month period thereafter until Contractor is 100% vested; and shall be exercisable until the earlier of the date which is 30 months from the date of grant and the date which is 30 days following the date of termination of the services of the Contractor under this Agreement or any renewal hereof, provided that, the options shall terminate immediately upon termination of this Agreement by the Company pursuant to paragraphs (b) and (c) of section 4.2 hereof. Following the initial term of the Agreement, the services rendered and monthly cash compensation amount payable is subject to renegotiation, at the request of the Company, such request to be provided in writing with at least 30 days prior notice.

3.2	The Contractor’s Expenses

The Contractor shall be reimbursed by the Company for all reasonable and necessary expenses incurred by it in connection with its duties hereunder, including postage, photocopies, couriers, telephone, facsimile, travel expenses, brochures and other printed materials. A 15 per cent handling fee will be applied to couriers and all mail-house expenses. As well, the Contractor shall be reimbursed by the Company for any pre-approved costs relating to lead generation programs approved by the Company, such as fax or email blasts, advertising or other promotional activities. All expenses of the Contractor will need to be supported by receipts. Reimbursement of the Contractor by the Company for expenses and costs as hereinbefore set out shall be payable to the Contractor on receipt by the Company of an invoice with respect to the same from the Contractor.

3.3	Access to Company Information

The Company shall make available to the Contractor such information and data and shall permit the Contractor to have access to such documents or premises as are reasonably necessary to enable him to perform the services provided for under this Agreement, excluding undisclosed information.

4.	Duration of Service

4.1	Effective Date

This Agreement shall become effective as of the day and year first above written, and shall remain in force, subject to earlier termination as provided herein, for an initial term of 6 months, and month to month thereafter, until Termination. However, in the event that the Company successfully completes a material Company financing (excluding mine project debt financing by Geovic Cameroon, Plc., the 60% owned subsidiary of the Company), merger or acquisition during the term of this Agreement, this Agreement shall be extended for an additional period of 24 months from the completion of such financing, merger or acquisition completion, subject to earlier termination as provided herein.

4.2	Termination

This Agreement may be terminated:

(a)	by the Company, after 6 months, giving the Contractor written notice of such termination at least 30 days prior to the termination date set forth in that notice;

(b)	by the Contractor, after 6 months, giving the Company written notice of such termination at least 30 days prior to the termination date set forth in that notice;

(c)

immediately, at any time, by the Company upon default or breach by the Contractor of the terms of this Agreement, in which case the Company giving written notice to the Contractor specifying the nature of such default. For the purposes of this Agreement, a default by the Contractor shall be defined as the occurrence of any one or more of the following:

(i)

the Contractor fails to perform any of its services in the manner or within the time required herein or commits or permits a breach of or default of any of its duties, liabilities or obligations hereunder, commits a material breach of a provision of this Agreement; is unable or unwilling to perform the duties under this Agreement; commits fraud or serious neglect or misconduct in the discharge of its duties hereunder, or if notified of a default and given time to remedy or cure the default by the Company, the Contractor fails to fully cure or remedy such failure, breach or default; or

(ii)

the Company, acting reasonably, determines that the Contractor is acting or is likely to act in a manner detrimental to the Company or has violated or is likely to violate the confidentiality of any information relating to the Company;

(d)	the Contractor, acting reasonably, immediately, upon the failure of the Company to pay the fee as provided for in Article 3 above.

4.3	Automatic Termination

If during the term of this Agreement, the shares of the Company are cease-traded or halted by regulatory authorities for a period of more than 30 days, this Agreement will automatically terminate without liability to either party, subject to the option of the Company to continue this Agreement.

4.4	Compensation of the Contractor on Termination

Upon termination of this Agreement, the Contractor shall be entitled to receive as its full and sole compensation in discharge of obligations of the Company to the Contractor under this Agreement all sums due and payable under this Agreement to the date of termination and the Contractor shall have no right to receive any further payments.

5.	Confidentiality and Non-Solicitation

5.1	Ownership of Work Product

All reports, documents, concepts, products and processes together with any marketing schemes, business and sales contracts, and any business opportunities prepared, produced, developed, or acquired, by or at the direction of the Contractor, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the Contractor in the performance of its obligations hereunder (collectively, the “Work Product”) shall belong exclusively to the Company which shall be entitled, exclusively, to all right, interest, profits or benefits in respect thereof. No copies, summaries or other reproductions of any Work Product shall be made by the Contractor without the express permission in writing of the Company.

5.2	Confidentiality

Except as authorized or required by its duties, the Contractor shall not reveal to any person any of the trade secrets, secret or confidential operations, processes or dealings, or any information concerning the organization, business, finances, transactions or other affairs of the Company of which he becomes aware during the term of this Agreement. The Contractor shall keep secret all confidential information entrusted to him and shall not use or attempt to use this information in any manner which might injure or cause loss, either directly or indirectly, to the Company’s business. This restriction shall continue to apply after the termination of this Agreement but shall cease to apply to information which may come into the public domain, other than as a result of disclosure by the Contractor.

The Contractor shall comply with such directions as the Company shall make to ensure the safeguarding or confidentiality of all such information.

5.3	Fiduciary Obligations

Without limiting the generality of the foregoing, during the term of this Agreement, the Contractor shall not act in any manner contrary to the terms of this Agreement, or contrary to the best interests of the Company.

5.4	Non-Solicitation

The Company shall not, and shall not allow any of its corporate affiliates, as that term is defined in the British Columbia Business Corporations Act, to, directly or indirectly, contact, approach or solicit for the purpose of offering employment to or hiring, whether as an employee, consultant, independent contractor or otherwise, or actually hire any person employed by the Contractor during the term of this Agreement and for a period of two (2) years after the termination of this Agreement in accordance with Article 4 hereof.

6.	Miscellaneous

6.1	Severability

Each provision of this Agreement is intended to be severable. If any term or provision hereof shall be determined by a court or competent jurisdiction to be illegal or invalid for any reason whatsoever, that provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

6.2	Waiver and Consents

No consent, approval or waiver, express or implied, by either party hereto, to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party. The failure of a party to declare the other party in default, irrespective of how long such failure continues, shall not constitute a general waiver by such party of the breach or default of the other shall not be construed to waive or limit the need for such consent or approval in any other instance.

6.3	Governing Law

This Agreement and all matters arising thereunder shall be governed by the laws of the Province of British Columbia.

6.4	Successors, Etc.

This Agreement shall enure to the benefit of and be binding upon each of the parties and their respective heirs and successors. The Contractor acknowledges and agrees that it is responsible for ensuring compliance by its directors, officers, employees and contractors with the terms and conditions of this Agreement.

6.5	Assignment

This Agreement may not be assigned by either party.

6.6	Entire Agreement and Modifications

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof. To be effective any modification of this Agreement must be in writing and signed by the parties.

6.7	Notices

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt or 48 hours after being placed in the mail, postage prepaid, registered or certified mail, return receipt requested, respectively addressed to the Company or the Contractor as follows:

To the Company:

Geovic Mining Corp., located at 743 Horizon Court, Suite 300A,

Grand Junction, CO USA 81506-8717

Facsimile number: (970) 256-9241

Attention: Andrew Hoffman

To the Contractor:

Vanguard Shareholder Solutions Inc., located at Suite 1205,

1095 West Pender Street, Vancouver, BC, V6E 2M6

Facsimile number (604) 688-0854

Attention: Paul Lathigee, President

or such other address as may be specified in writing to the other party, but notice of a change of address shall be effective only upon the actual receipt.

6.8	Time of the Essence

Time is of the essence.

6.9	Further Assurances

From time to time after the execution of this Agreement, the parties will make, do, execute or cause or permit to be made, done or executed all additional lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

6.10	Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one instrument.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto effective as of the day and year first above written.

GEOVIC MINING CORP.	VANGUARD SHAREHOLDER SOLUTIONS INC.

Per: Andrew Hoffman, Vice President Investor Relations	Per: Paul Lathigee, President
/s/ Andrew Hoffman	/s/ Paul Lathigee
Authorized Signatory	Authorized Signatory